Exhibit 10.1

SHAREHOLDERS AGREEMENT

BY AND AMONG

OFFSHORE GROUP INVESTMENT LIMITED

AND

THE SHAREHOLDERS (AS DEFINED HEREIN)

DATED AS OF FEBRUARY 10, 2016

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Section 5.14	Confidentiality	17
Section 5.15	Cumulative Remedies; Specific Performance	19
Section 5.16	Exhibits and Schedules	19
Section 5.17	Interpretation	19
Section 5.18	Termination	19

SCHEDULE A	COMPETITORS

EXHIBIT A	DEFINITIONS

ANNEX I	CHARTER AMENDMENT
ANNEX II	CONFIDENTIALITY AGREEMENT

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SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made and entered into as of February 10, 2016 (the “Effective Date”) by and among Offshore Group Investment Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), and the Shareholders (as defined herein). Capitalized terms used, but not otherwise defined, herein have the meanings set forth in Exhibit A attached hereto and made a part hereof by reference.

RECITALS

A. This Agreement is being entered into in connection with the distribution of all of the outstanding common shares par value $0.001 per share, of the Company (“Company Shares”) on the Effective Date to the Shareholders pursuant to the Joint Prepackaged Chapter 11 Plan of the Company and certain of its Subsidiaries under Chapter 11, Title 11, of the United States Bankruptcy Code, dated December 1, 2015 and filed with the United States Bankruptcy Court for the District of Delaware on December 3, 2015, as amended on January 11, 2016, and as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof (the “Reorganization Plan”).

B. As of the date hereof, the Shareholders hold in the aggregate all of the Outstanding Company Shares.

C. The Reorganization Plan provides that this Agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each Shareholder shall be deemed to be bound hereby, in each case without the need for execution of this Agreement by any party hereto other than the Company.

D. The parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Company Shares and other related corporate matters of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and the Shareholders, intending to be legally bound, hereby agree as follows:

ARTICLE I

SHAREHOLDERS

Section 1.1 Shareholders. Except for the obligations contained in Section 5.14, a Person shall cease to be a Shareholder for all purposes hereunder upon the disposition of all of such Person’s Company Shares.

Section 1.2 Charter Amendment. Each of the Shareholders and the Company hereby agree to take all Necessary Action to adopt amended and restated memorandum and articles of association of the Company in the form attached as Annex I hereto (the “Charter Amendment”), as promptly as practicable following the date hereof. Without limiting the generality of the foregoing, such Necessary Actions shall include (a) with respect to the Company, calling an extraordinary general meeting for the purpose of adopting the Charter Amendment and (b) with respect to each Shareholder, promptly executing and delivering an irrevocable proxy designating one or more designees of the Company as proxies directed to vote in favor of the adoption of the Charter Amendment.

ARTICLE II

MANAGEMENT AND CONTROL OF BUSINESS

Section 2.1 Board of Directors.

(a) Company Subsidiaries. The Company shall not cause or permit any of its direct or indirect Subsidiaries to take any action in subversion of the rights of Shareholders as set forth herein (it being understood that any action by the Company permitted hereunder, including with respect to actions relating to it and its Subsidiaries on a consolidated basis, shall not require additional consent hereunder solely because such action instead is taken by a direct or indirect Subsidiary of the Company).

(b) Election of Directors.

(i) The board of directors of the Company (the “Board”) as of the Effective Date shall consist of five (5) Directors, which number shall only be modified to give effect to the appointment of the Additional Directors as set forth in clause (ii) below. The Board as of the Effective Date shall comprise of Matthew Bonanno, Paul Bragg, Nils E. Larsen, Esa Ikaheimonen and Spencer Wells. From and after the appointment of the two (2) Additional Directors, the Board shall consist of seven (7) Directors.

(ii) Following the Effective Date, (x) Scott McCarty shall be added to the Board as promptly as practicable following receipt by the Board of a written notice from Scott McCarty stating his readiness to serve on the Board and (y) one (1) additional individual shall be added to the Board (together, the “Additional Directors”), which individual shall be selected by a majority of the non-employee Directors in consultation with, and with the written approval of, each of Anchorage Capital Master Offshore, Ltd., Knighthead Capital Management, LLC and Q Opportunity Fund, Ltd. and York Capital Management Global Advisors, LLC (each, an “Electing Shareholder”); provided that if at any time any Electing Shareholder (collectively with its Affiliates) ceases to hold a percentage of Outstanding Company Shares that is less than one-half of the percentage of Outstanding Company Shares held by such Electing Shareholder as of the Effective Date, the approval of such Electing Shareholder pursuant to this Section 2.1(b)(ii)(y) shall not be required. Upon the receipt of notice as provided in clause (x) and the selection of such individual as provided in clause (y), the Company shall take all Necessary Action to appoint such individuals as Directors, including increasing the size of the Board as necessary.

(iii) If one or both of the two (2) Additional Directors are not appointed prior to January 1, 2017 pursuant to and in accordance with clause (ii) above, then the Board shall select the remaining Additional Directors and appoint such individuals to the Board.

Section 2.2 Restrictions on Authority of the Board.

(a) Notwithstanding anything to the contrary in this Agreement, none of the following actions may be taken by the Company, directly or indirectly (and the Company shall cause its Subsidiaries to refrain from taking such actions) without a Shareholder Majority Vote:

(i) any material amendment, modification or waiver of this Agreement or of the Charter Documents of the Company (subject to the limitations set forth therein) or any material Subsidiary; provided that any such amendment that reasonably would be expected to disproportionately and adversely affect any Shareholder, in its capacity as a Shareholder, in any material respect, as compared to the other Shareholders, shall also require the prior written consent of each Shareholder so affected;

(ii) any merger, consolidation, reorganization, or equity recapitalization of, the Company as a result of which the holders of Company Shares are not the holders of a majority of the equity interests or voting power of the surviving or resulting entity;

(iii) any sale, assignment or other transfer of all or substantially all of the assets or properties of the Company and its Subsidiaries (in each case, on a consolidated basis and other than mergers, sales, consolidations, sales, assignments and transfers between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company);

(iv) on or prior to the eighteen (18) month anniversary of the Effective Date, any initial public offering of Company Shares or other class of equity securities of the Company or the entry into any other transaction or permitting the occurrence of any other event (including any Transfer) that would result in or require the Company becoming subject to Section 13 of the Exchange Act in connection with the Company Shares or any other class of equity securities of the Company (it being understood that, following the eighteen (18) month anniversary of the Effective Date, the actions set forth in this clause (iv) shall not require approval by a Shareholder Majority Vote pursuant to this Section 2.2(a));

(v) to the fullest extent permitted by law, taking any action to effect the voluntary, or any action that would precipitate an involuntary, liquidation, dissolution or winding-up of the Company;

(vi) engagement in any material new line of business substantially unrelated to any business or activity of the Company or any of its Subsidiaries currently conducted or proposed as of the date hereof, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto;

(vii) implementation of a new management Equity Incentive Plan or similar arrangement which could result, when combined with the Management Incentive Plan, in the issuance of more than the sum of (A) seven and one-half percent (7.5%) of the Company Shares plus (B) the Petrobras Pool to employees and Directors of the Company;

(viii) incurrence of any new indebtedness for borrowed money that would result in the aggregate principal amount of indebtedness of the Company and its Subsidiaries taken as a whole (disregarding, for these purposes, any principal accrued through interest payments made in kind in accordance with the terms of the Convertible PIK Notes issued on or about the Effective Date) exceeding the sum of (x) one billion and fifty million dollars ($1,050,000,000) and (y) the amount of indebtedness owed to Vantage Drilling Company and its non-Debtor (as defined in the Reorganization Plan) subsidiaries that was incurred on or prior to December 3, 2015, that was not cancelled, released or discharged under the Reorganization Plan and that is outstanding on the date such new indebtedness is incurred; provided that such limitation shall not apply to (a) issuances of Convertible PIK Notes (or incurrence of any principal accrued through interest payments made in kind in accordance with the terms of such Convertible PIK Notes) that may be issued pursuant to awards granted from time to time under the Management Incentive Plan, in a maximum principal amount that does not exceed the maximum amount that could be so issued in accordance with the terms of the Management Incentive Plan as in effect on the Effective Date (as defined therein) or (b) capital leases, purchase money indebtedness, equipment financings, letters of credit, bank guarantees, surety bonds and local lines of credit for working capital purposes, in each case incurred in the ordinary course of business; and

(ix) entry into any agreement, commitment or arrangement to effect any of the foregoing.

(b) Affiliate Transactions. The Company shall not, and shall cause each of its Subsidiaries not to, enter into, modify (including by waiver) or terminate any transaction or series of related transactions, or agreement, with any holder of Company Shares that (together with its Affiliates) holds at least five percent (5%) of the then Outstanding Shares, or any Affiliate thereof (any such transaction or series of related transactions or agreements, an “Affiliate Transaction”), unless (i) a majority of the Directors then serving on the Board who are not affiliated with such holder, or Affiliate thereof, that is a party to such Affiliate Transaction (such majority, a “Majority of Disinterested Directors”) reasonably determines that such Affiliate Transaction is on terms that are at least as favorable to the Company and its Subsidiaries as could reasonably be obtained from an independent third party, (ii) such Affiliate Transaction is approved by a Majority of Disinterested Directors, and (iii) if and to the extent that an Affiliate Transaction involves the aggregate payment to or by the Company and its Subsidiaries equal to or in excess of five million dollars ($5 million), in addition to meeting the requirements in clauses (i) and (ii), either (x) the Company has obtained an opinion from a nationally recognized accounting or investment banking firm (to be selected and paid by the Company) that is independent, with no direct or indirect financial interest in the Company or its Subsidiaries, or in the proposed Affiliate Transaction or any other party thereto, that the proposed Affiliate Transaction is fair to the Shareholders from a financial point of view or (y) such Affiliate Transaction is approved by a Shareholder Majority Vote (disregarding, for such purposes, any holder of Company Shares, or Affiliate thereof, that is a party to such Affiliate Transaction, and the shares of Company Shares held by such Persons).

Section 2.3 Directors’ Non-exclusive Services. No Director shall be required to manage the Company as his sole and exclusive function and any Director or Shareholder may have other business interests and may engage in other activities in addition to those relating to the Company. Notwithstanding the foregoing, Directors who are employees of the Company or its Subsidiaries shall be required to have such employment as their primary business function.

Section 2.4 Reimbursement of Expenses. Each Director shall be entitled to reimbursement from the Company of all expenses reasonably incurred and paid by such Director in connection with such Director’s services as a Director or otherwise incurred for the benefit of, or on behalf of, the Company. The Board may establish, from time to time, policies relating to expense reimbursement (including, what expenses, such as retained counsel or other advisors, will be reimbursable), which policies shall treat and apply to each Director (other than any employee of the Company serving as a Director) equally.

Section 2.5 Director Compensation. Each of the Directors (other than any employee of the Company serving as a Director) shall receive compensation in amounts determined by the Board for services to the Company in their capacities as Directors. The Board shall have the discretion to determine if Directors should be provided additional fees for serving on one or more committees of the Company; provided that each committee member, other than the chairperson, shall receive the same fee. Further, nothing contained herein shall preclude any Director that is an employee of the Company from receiving wages or similar compensation pursuant to any employment agreement with the Company for services rendered thereto.

ARTICLE III

INFORMATION RIGHTS

Section 3.1 Information Rights of Shareholders; Right of Inspection.

(a) Each Shareholder that (together with its Affiliates) holds at least one-half percent (0.5%) of the then Outstanding Shares, other than any Shareholder that is a Competitor, shall have the right to receive the following information (which right the Company may satisfy by publicly filing reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or providing access to each Shareholder to a confidential website (a “Secure Site”) such as Intralinks and timely posting such information on such website (which website shall have a system of email notification of new postings and may require confirmation by viewers of the site of the confidentiality obligations set forth in Section 5.14)) and each Shareholder may share and discuss such information (along with any other information provided to Shareholders pursuant to this Agreement and otherwise made available to Shareholders via the Secure Site) with its Affiliates, directors, officers, partners, managers, Shareholders, employees, investors and advisors as well as any bona fide prospective purchaser of Company Shares that (x) is not a Competitor and (y) has entered into, and delivered to the Company, a confidentiality agreement substantially in the form set forth on Annex II attached hereto regarding the treatment of such information (and for the avoidance of doubt, at its election, the Company may share and discuss such information with any prospective purchaser of Company Shares):

(i) within ninety (90) days of the end of each fiscal year, copies of all annual financial statements of the Company and its Subsidiaries as of the end of such fiscal year that would be required to be contained in a filing with the SEC on Form 10-K if the Company were required to file such forms, which financial statements shall (w) include a comparison to the prior fiscal year results; (x) be prepared in accordance with GAAP; (y) be audited by a nationally recognized accounting firm approved by the Board and accompanied by a report and opinion thereon by such accounting firm prepared in accordance with generally accepted auditing standards; and (z) be accompanied by a management discussion and analysis of financial condition and results of operations with respect to such financial statements (an “MD&A”).

(ii) for each of the first three fiscal quarters of each fiscal year of the Company, copies of all quarterly financial statements of the Company and its Subsidiaries as of the end of such fiscal quarter that would be required to be contained in a filing with the SEC on Form 10-Q if the Company were required to file such forms, which financial statements shall (w) include year-to-date results and a comparison to the corresponding period in the prior fiscal year; (x) be prepared in accordance with GAAP; (y) be accompanied by an MD&A; and (z) be delivered no later than forty-five (45) days following the end of such fiscal quarter.

(iii) following the date on which the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is filed or is otherwise due, all current reports that would be required to be filed with, and within the timing that would be required by, the SEC on Form 8-K if the Company were required to file such reports, other than reports required or permitted to be filed pursuant to Item 2.02 or Item 7.01 of Form 8-K.

(b) The Company shall host, and each Shareholder that (together with its Affiliates) holds at least one-half percent (0.5%) of the then Outstanding Shares shall have access to, quarterly conference calls with senior officers of the Company to discuss the status of the Company and its business and the business of its Subsidiaries (including updates to the budgets and projections of the Company and its Subsidiaries), which calls shall include a reasonable and customary question and answer session. Quarterly calls shall be hosted as promptly as reasonably practicable but in any event no later than twenty (20) Business Days after furnishing the annual and quarterly reports.

(c) During the term of the Company’s existence there shall be maintained in the Company’s principal office or at the office of the Company’s agents and representatives all records required to be kept pursuant to the applicable Cayman Islands law requirements, including (whether or not so required) a current list of the names, addresses and shares of Company Shares held by each of the Shareholders (including the dates on which each of the Shareholders became a Shareholder), copies of federal, state and local information or income tax returns for each of the Company’s tax years, copies of this Agreement and each of the Company’s Charter Documents, including all amendments thereto and restatements thereof, and correct and complete books and records of account of the Company. Prior to any termination of the Company’s existence, the Company shall use all reasonable efforts to ensure that, for a period of six (6) years after any such termination, such information, to the extent still in existence and available, may be obtained by a Shareholder’s request in writing to a legal advisor or agent of the Company to be designated prior to any such termination, with the cost (as reasonably determined by such legal advisor or agent) of accessing and providing such information being borne by the requesting Shareholder.

(d) On written request stating the purpose, a Shareholder that (together with its Affiliates) holds at least one-half percent (0.5%) of the Outstanding Company Shares may make reasonable inquiries of management and examine, at any reasonable time during business hours, for any proper purpose reasonably related to such Shareholder’s interest as a Shareholder of the Company, and at the Shareholder’s expense, records of the Company and its Subsidiaries; provided that the Company may limit access to certain information if and to the extent required by applicable law, if the Board reasonably deems such information to be competitively sensitive with respect to the Shareholder requesting such access or if granting such access could reasonably be expected in the loss or impairment of the Company to claim attorney client privilege, work product doctrine, or a similar protective privilege or doctrine with respect to the information (provided that the Company shall use its reasonable best efforts to allow for such access in a way that would not have any of the foregoing effects). Upon written request by any Shareholder made to the Company, the Company shall provide or make available to such Shareholder without charge true copies of this Agreement, the Company’s Charter Documents, and all amendments thereto and restatements thereof, which documents may be provided to such Shareholder by posting them on a Secure Site.

Section 3.2 Information Rights of the Company. The Company may from time to time (including in connection with the admission of a new or Substitute Shareholder), but no more frequently than once per calendar quarter (unless, with respect to clause (i) hereof, required by applicable law), reasonably request of any or all Shareholders, and in response to such a request such Shareholder(s) shall provide, information (i) needed by the Company to comply with applicable law or (ii) regarding such Shareholder’s “accredited investor” status (within the meaning of Regulation D promulgated under the Securities Act).

ARTICLE IV

TRANSFER

Section 4.1 Transfer of Company Shares; Derivative Securities. No Shareholder may Transfer, offer to Transfer, or accept an offer from any proposed Transferee for, all or any shares of its Company Shares (whether or not represented by a Stapled Security) or any amount of its Derivative Security to another Person except in accordance with the terms and conditions set forth in this Article IV. A Transfer completed in accordance with this Article IV is referred to in this Agreement as a “Permitted Transfer.”

Section 4.2 General Provisions Regarding Transfers.

(a) Without limiting any other provisions or restrictions or conditions of this Article IV, no Transfer by a Shareholder of Company Shares (whether or not represented by a Stapled Security) or any Derivative Security or any other rights or obligations or interests of a Shareholder, as applicable, may be made under any circumstances unless such Transfer is made in accordance with the procedures set forth herein and such Transfer would not result in any of the following:

(i) Securities Laws. Any violation of the Securities Act of 1933, as amended from time to time (the “Securities Act”), or any regulation issued pursuant thereto, or any state securities laws or regulations, or any other applicable federal or state laws or order of any court having jurisdiction over the Company; or

(ii) Registration. Without limiting the restrictions set forth in the Charter Documents, until the Company becomes obligated to file reports under Section 13 of the Exchange Act, any requirement that the Company register the Company Shares or any other capital stock of the Company under Section 12(g) of the Exchange Act or any regulation issued pursuant thereto.

(b) Mechanics. Any Transfer of Company Shares by a Shareholder shall be subject to the restrictions of this Section 4.2. The Person proposing to make any such Transfer shall deliver to the Company (i) written notice stating that a Transfer is proposed to be made and containing the name of the Person or Persons to whom the proposed Transfer is to be made (“Transferee”) and (ii) if reasonably requested by the Board, a written opinion of legal counsel reasonably satisfactory to the Company and in form and substance reasonably satisfactory to the Company’s legal counsel to the effect that the proposed Transfer may be effected without registration under the Securities Act or any applicable state law.

(c) Consequence of Transfer. Upon any Transfer by a Shareholder of all of its Company Shares, that Shareholder shall cease to be a Shareholder for all purposes under this Agreement.

(d) Prohibited Persons. No Transfer of any Company Shares or Derivative Securities otherwise permitted by this Agreement shall be permitted or made by any Shareholder if such Transfer, whether directly or indirectly, is to a Prohibited Person.

Section 4.3 Tag-Along Rights.

(a) Without limiting the other terms and conditions hereof (including Section 4.1), if at any time one (1) or more Shareholders that collectively hold thirty five percent (35%) or more of the then Outstanding Company Shares proposes to Transfer, directly or indirectly, for value any Company Shares (but less than one hundred percent (100%) of the then Outstanding Company Shares), in a single transaction or series of related transactions (each Shareholder proposing to make any such Transfer, a “Tag-Along Seller,” each such transaction, other than a Transfer that is an Affiliate Transfer with respect to such Tag-Along Seller, a “Tag-Along Sale” and the purchaser involved in such transaction(s), the “Tag-Along Purchaser”), then, each other Shareholder (each, a “Tag-Along Rightholder”) shall have the right to sell to such Tag-Along Purchaser, upon the terms set forth in the Tag-Along Notice, up to a maximum number of shares of Company Shares held by such Tag-Along Rightholder (the “Tag-Along Offered Shares”) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Shares proposed to be sold by the Tag-Along Seller in such Tag-Along Sale by (y) a fraction, the numerator of which is the number of shares of Company Shares owned by such Tag-Along Rightholder at the Tag-Along Record Date and the denominator of which is the total number of shares of Outstanding Company Shares at the Tag-Along Record Date. Notwithstanding any other provision of this Section 4.3, any Tag-Along Sale must satisfy the conditions set forth in Section 4.2 and otherwise be a Permitted Transfer.

(b) The Tag-Along Seller shall give written notice to the Company of each proposed Transfer by it that gives rise to the rights of the Tag-Along Rightholders set forth in this Section 4.3 at least ten (10) days prior to the proposed consummation of such Transfer and the Company, within three (3) Business Days after receiving notice from such Tag-Along Seller, shall give written notice of such Transfer to each Tag-Along Rightholder. The close of business on the date immediately prior to the date on which written notice is given by the Company to each Tag-Along Rightholder in accordance with this Section 4.3(b) shall be deemed to be the “Tag-Along Record Date.” The notice provided by the Tag-Along Seller, and forwarded by the Company, shall set forth in reasonable detail based on information available to the Tag-Along Seller, the name of such Tag-Along Seller, the number of shares of Company Shares that will be held by such Tag-Along Seller as of the Tag-Along Record Date and the number of shares of Company Shares proposed to be sold by such Tag-Along Seller, the name of and contact information for the proposed Tag-Along Purchaser (including any material relationships the Tag-Along Purchaser has with the Company, any Shareholder or any Director), the proposed amount and form of consideration and terms and conditions of payment offered by such Tag-Along Purchaser, the percentage (or a reasonable estimate of the minimum and maximum percentage) of Company Shares that Tag-Along Rightholders may sell to such Tag-Along Purchaser (determined in accordance with Section 4.3(a)), the per share purchase price and any other material terms or conditions of the Tag-Along Sale (the “Tag-Along Notice”). The Tag-Along Seller will deliver or cause to be delivered to the Company, and the Company will deliver to the Tag-Along Rightholders, copies of all transaction documents relating to the Tag-Along Sale as the same become available. The Company can satisfy its obligation to deliver the Tag-Along Notice by posting such notice to a Secure Site and notifying (or causing notification to be delivered to) each of the Tag-Along Rightholders of such posting in writing. If the Tag-Along Rightholder holds a Derivative Security eligible for participation in a Tag-Along Sale, but is required under the Equity Incentive Plan applicable thereto or the terms of such Derivative Security to exercise such Derivative Security to so participate, such Tag-Along Rightholder shall, no later than the tenth (10th) Business Day following the Tag-Along Record Date, irrevocably notify the Tag-Along Seller and the Company as to whether it will, immediately prior to the consummation of the Tag-Along Sale, convert or exercise, in accordance with the terms thereof, any such Derivative Securities into shares of Company Shares and then include such shares of Company Shares in the applicable Tag-Along Sale by delivery of a Tag-Along Rightholder’s Offer with respect thereto in accordance with the following sentence (and any such shares of Company Shares that would become outstanding as a result of such exercise shall be deemed to be outstanding as of the Tag-Along Record Date and each Tag-Along Rightholder’s Tag-Along Offered Shares shall be adjusted accordingly), with any failure to include any such shares of Company Shares in the applicable Tag-Along Rightholder’s Offer being deemed a waiver of the right to include such shares of Company Shares in such Tag-Along Sale. The tag-along rights provided by this Section 4.3 must be exercised by any Tag-Along Rightholder electing to sell Tag-Along Offered Shares no later than the tenth (10th) Business Day following the Tag-Along Record Date, which exercise shall be by delivery of a written irrevocable offer (the “Tag-Along Rightholder’s Offer”) to the Tag-Along Seller and the Company indicating such Tag-Along Rightholder’s election to have its Tag-Along Offered Shares included in the Tag-Along Sale and specifying the number of Tag-Along Offered Shares (up to the maximum number of Tag-Along Offered Shares as determined in accordance with Section 4.3(a)) it elects to sell; provided that any Tag-Along Rightholder may waive its tag-along rights under this Section 4.3 with respect to such Tag-Along Sale prior to the expiration of such ten (10)-Business Day period by giving written notice thereof to the Tag-Along Seller, with a copy to the Company (and failure to deliver a Tag-Along Rightholder’s Offer by the tenth (10th) Business Day following the Tag-Along Record Date will be deemed to be a waiver of such Tag-Along Rightholder’s tag-along rights under this Section 4.3 with respect to such Tag-Along Sale). Subject to the other terms herein, delivery of the Tag-Along Rightholder’s Offer will constitute an irrevocable binding commitment by such Tag-Along Rightholder to sell the number of Tag-Along Offered Shares specified in the Tag-Along Rightholder’s Offer of such Tag-Along Rightholder on the terms set forth in the Tag-Along Notice. The Tag-Along Seller shall attempt to obtain the inclusion in the proposed Tag-Along Sale of the entire number of Tag-Along Offered Shares that the Tag-Along Rightholders timely elect to have included in such Tag-Along Sale. If the Tag-Along Seller is unable to obtain such inclusion of all such Tag-Along Offered Shares, then (i) the number of Tag-Along Offered Shares to be sold in such Tag-Along Sale shall be allocated on a pro rata basis among the Tag-Along Seller and each Tag-Along Rightholder who shall have timely elected to participate in such Tag-Along Sale in proportion to the total number of shares of Company Shares offered and eligible to be sold in the Tag-Along Sale by each such Shareholder or (ii) the Tag-Along Seller shall be permitted to sell its shares of Company Shares in such Tag-Along Sale; provided that it purchases, for the same price and upon the same terms, from each Tag-Along Rightholder who shall have timely elected to participate in such Tag-Along Sale the number of shares of Company Shares that such Tag-Along Rightholder could have included in such Tag-Along Sale. Neither the Tag-Along Seller nor any of its Affiliates shall receive any direct or indirect consideration in connection with the Tag-Along Sale (including by way of fees, consulting arrangements or a non-compete payment) other than consideration received in exchange for its Company Shares.

(c) If (i) the Tag-Along Seller has not consummated the Tag-Along Sale within sixty (60) days of the delivery to Shareholders of the related Tag-Along Notice (for any reason other than the failure of a Tag-Along Rightholder to sell its shares of Company Shares under this Section 4.3) or (ii) the principal terms and conditions of the Tag-Along Sale shall change, in any material respect, from those in the Tag-Along Notice, then the Tag-Along Notice and any Tag-Along Rightholder’s Offer shall be null and void, and it shall be necessary for a separate Tag-Along Notice to be furnished, and the terms and provisions of this Section 4.3 separately complied with, in order to subsequently consummate such proposed Tag-Along Sale pursuant to this Section 4.3; provided, however, that the Tag-Along Notice and the Tag-Along Rightholders’ Offers shall not be null and void if the Tag-Along Seller receives the written consent of each of the Tag-Along Rightholders agreeing to an extension and/or revised terms. Notwithstanding any other provision of this Section 4.3, there shall be no liability on the part of any Tag-Along Seller to any other Shareholder arising from the failure of any Tag-Along Seller or Tag-Along Purchaser to consummate the Tag-Along Sale for any reason, and the decision to consummate such Tag-Along Sale shall be in the sole discretion of the Tag-Along Seller.

Section 4.4 Drag-Along Rights.

(a) Without limiting the other terms and conditions hereof (including Section 4.1), if at any time one (1) or more Shareholders (a “Drag-Along Seller”) proposes to Transfer for a cash purchase price sixty-five percent (65%) or more of the then Outstanding Company Shares, in a single transaction or series of related transactions that is intended to result in the sale of all of the then Outstanding Company Shares to a purchaser that is not an Affiliate of any such selling Shareholder (a “Drag-Along Sale”), then the Drag-Along Seller may elect to require the Company to (and if the Drag-Along Seller so elects, the Company shall) send written notice (the “Drag-Along Notice”) to all other Shareholders notifying them that they will be required to (and each of such other Shareholders shall (subject to the terms and conditions of this Article IV) be required to) sell their shares of Company Shares and, unless otherwise agreed by the Drag-Along Seller(s) to the extent permissible under any applicable Equity Incentive Plan, their Derivative Securities in such Drag-Along Sale on the same terms (including the price per share and the type of consideration to be received and receipt of the proceeds at the same time) and subject to the same conditions (except as set forth in the provisos in Section 4.5(a)), which notice may be provided by posting it to a Secure Site and notifying (or causing notification to be delivered to) each of such other Shareholders of such posting in writing. Notwithstanding any other provision of this Section 4.4 to the contrary, (i) any Drag-Along Sale must satisfy the applicable conditions set forth in Section 4.2 (provided that the parties hereto acknowledge and agree that Section 4.2(c) shall not apply to, and clauses (iii) and (iv) of the definition of “Prohibited Person” shall be disregarded in connection with, a Transfer pursuant to a Drag-Along Sale) and otherwise be a Permitted Transfer and (ii) in connection with any Drag-Along Sale, the rights and obligations of holders of Derivative Securities or any other equity awards issued pursuant to an Equity Incentive Plan, and the treatment of any such Derivative Securities or such other equity awards, shall be subject to the terms and conditions of the Equity Incentive Plan applicable to such Derivative Securities or such other equity awards, as applicable. The Drag-Along Seller will deliver or cause to be delivered to the Company, and the Company will deliver to all other Shareholders, copies of all transaction documents relating to the Drag-Along Sale as the same become available.

(b) In the event that any Drag-Along Sale is structured as a merger, sale of substantially all of the assets, consolidation or similar business combination, each Shareholder hereby agrees to vote in favor of the transaction (including acting by written consent, if requested) and take all action to waive any dissenters, appraisal or other similar rights such Shareholder may have. Each Shareholder affirms that its agreement to vote for the approval of such a Drag-Along Sale is given as a condition of this Agreement and as such is coupled with an interest and is irrevocable. This voting agreement shall remain in full force and effect throughout the time that this Section 4.4 is in effect.

(c) If a Drag-Along Sale has not been consummated within one hundred and eighty (180) days following delivery of the related Drag-Along Notice (which such one hundred and eighty (180)-day period may be extended for a reasonable time not to exceed an additional ninety (90) days to the extent reasonably necessary to obtain any necessary regulatory approvals), the Drag-Along Notice shall be null and void, each Shareholder shall be released from his, her or its obligation under such Drag-Along Notice and it shall be necessary for a separate Drag-Along Notice to be furnished and the terms and provisions of this Section 4.4 separately complied with, in order to subsequently consummate such Drag-Along Sale pursuant to this Section 4.4.

Section 4.5 Provisions Applicable to Tag-Along and Drag-Along Sales.

(a) Each Person selling Company Shares or Derivative Securities in a proposed Tag-Along Sale or Drag-Along Sale shall take or cause to be taken (at the expense, in the case of a Drag-Along Sale, of the Company) all such reasonable actions consistent with the terms of this Agreement as may be necessary or reasonably desirable in order expeditiously to consummate such sale and any related transactions, including: executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents reasonably requested of it; and otherwise reasonably cooperating with the selling Shareholders, the Company, and the prospective purchaser. Without limiting the generality of the foregoing, with respect to a proposed Tag-Along Sale or Drag-Along Sale, each such participating Shareholder agrees to execute and deliver such agreements as may be reasonably specified by the Tag-Along Seller or the Drag-Along Seller, as the case may be (including, if applicable, any conversion or exercise of any Derivative Securities in exchange for Company Shares prior to the consummation of the applicable sale), so long as all selling Shareholders party to such agreement will be subject to the same terms; provided that the participating Shareholders that are not the Tag-Along Seller or Drag-Along Seller, as applicable, (i) shall not be required to make representations and warranties other than with respect to unencumbered title to its Company Shares and/or Derivative Securities, as applicable, and the power, authority and legal right of such Shareholder to transfer its Company Shares and/or Derivative Securities, as applicable, (ii) may be liable, but shall only be and not jointly, liable with all other sellers (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and other agreements made in respect of the Company and its Subsidiaries, (iii) may be required to remain subject to confidentiality restrictions in respect of the business of the Company and its Subsidiaries consistent with those set forth in this Agreement and (iv) shall not be required to agree to any noncompetition, non-solicitation or similar restrictive covenant; and provided, further, that with respect to representations, warranties and covenants of the type described in clause (ii), the aggregate amount of such liability (x) will not exceed the lesser of (A) such Shareholder’s pro rata portion of any such liability, to be determined in accordance with such Shareholder’s portion of the total amount of shares of Company Shares (on a fully diluted basis) included in such sale and (B) the net after-tax proceeds actually received by such Shareholder in connection with such sale and (y) will be satisfied, at least as to such liability of the participating Shareholders that are not the Tag-Along Seller or Drag-Along Seller, as applicable, first from the proceeds of such sale that are escrowed or otherwise withheld (which escrow or withholding will be of the proceeds payable to all Shareholders participating in such sale, on a pro rata basis) (if any), and then from the proceeds of such sale actually received by such participating Shareholders (if any).

(b) The closing of a Tag-Along Sale or Drag-Along Sale will take place at such time and place as the Tag-Along Seller or the Drag-Along Seller, respectively, shall reasonably specify by written notice to each participating Shareholder.

(c) In any Tag-Along Sale or Drag-Along Sale, the sale of Company Shares and/or Derivative Securities, as applicable, by all selling Shareholders shall (i) be made on the same terms (including the price per share and the type of consideration to be received), (ii) be subject to the same conditions, except as set forth in the provisos in Section 4.5(a) and except that with respect to the sale of any Derivative Securities or other equity awards (unless otherwise provided in the applicable Equity Incentive Plan) the consideration payable on account thereof may be adjusted by the Board to take into consideration any exercise, conversion or similar price therefor, and (iii) be entitled to receive the proceeds from such sale (in such amount calculated as provided herein) at the same time. No selling Shareholder shall be entitled to receive any other material benefits or consideration in connection with any Tag-Along Sale or Drag-Along Sale that is not shared pro rata with all other selling Shareholders.

(d) For the avoidance of doubt, prior to the conversion of the Convertible PIK Notes (as defined in the Registration Rights Agreement), the Transfer of a Stapled Security shall be treated as a Transfer of Company Shares for purposes of Section 4.3, Section 4.4 and Section 4.5.

Section 4.6 Preemptive Rights. Any issuance of New Securities by the Company or any of its Subsidiaries, other than an issuance of Exempt Securities, shall be subject to the following provisions:

(a) Right to Purchase New Securities. Except as otherwise provided in this Section 4.6 (including Section 4.6(e) hereof), the Company hereby grants, and shall cause its Subsidiaries to grant, as applicable, to each Shareholder that, together with its Affiliates, holds of record at least two percent (2%) of the Outstanding Company Shares (the “Qualified Shareholder”) the right to purchase its pro rata share of any and all issuances, sales or distributions of New Securities proposed to be made by the Company or any of its Subsidiaries as set forth herein.

(b) Issuance Notice. The Company or its Subsidiary, as applicable, shall give each Person that on the date of an Issuance Notice is a Qualified Shareholder written notice of the Company or such Subsidiary’s intention to issue or sell New Securities (which notice may be provided by posting the requisite information on a Secure Site and notifying (or causing notification to be delivered to) each of such Qualified Shareholders of such posting in writing) (the “Issuance Notice”), describing the type and terms of the New Securities, the price at which such New Securities will be issued or sold and the general terms upon which the Company or its Subsidiary proposes to issue or sell the New Securities, including the anticipated date of such issuance, sale or distribution, the general use of proceeds thereof, a description of both the business purpose of the offering of such New Securities and the dilutive effects, if any, of such offering, and the record date for determining Qualified Shareholders and the pro rata share of each of them which, if not specified in the Issuance Notice, shall be the date of the Issuance Notice (the “Preemptive Offer Record Date”). Each Qualified Shareholder shall have ten (10) Business Days from the date the Issuance Notice is sent to deliver notice (the “Response Notice”) of its intention to purchase all or any portion of its pro rata share of the New Securities, based on the ratio of the shares of Company Shares held by such Qualified Shareholder on the Preemptive Offer Record Date to the number of shares of Company Shares held by all the Qualified Shareholders on the Preemptive Offer Record Date, and stating therein the quantity of New Securities it intends to purchase (each Qualified Shareholder who delivers a Response Notice hereunder is a “Purchaser” for purposes of this Section 4.6); provided that if the Company or its Subsidiary, as applicable, determines that a ten (10)-Business Day period is not practical, the Company or the its Subsidiary, as applicable, shall specify a shorter period (which shall be as long a period as is reasonably practical but in no event less than three (3) Business Days) in the Issuance Notice. Such Response Notice shall constitute the irrevocable agreement of such Purchaser to purchase the quantity of New Securities indicated in the Response Notice at the price and upon the terms stated in the Issuance Notice; provided, however, that if the Company or its Subsidiary, as applicable is proposing to issue, sell or distribute securities for consideration other than all cash, and subject to the limitations on the rights set forth in this Section 4.6, the Company or its Subsidiary, as applicable, shall accept from such Purchaser either non-cash consideration that is reasonably comparable to the non-cash consideration proposed by the Company or such Subsidiary or the cash value of such non-cash consideration, in each case as determined in good faith by the Board or the board of such Subsidiary. Any purchase of New Securities by a Purchaser pursuant to this Section 4.6 shall be consummated on or prior to the later of (x) the date on which all other Offered Securities described in the applicable Issuance Notice are issued, sold or distributed and (y) the second (2nd) Business Day following delivery of the Response Notice by such Purchaser.

(c) Sale to Other Persons. The Company or its Subsidiary, as applicable, shall have sixty (60) days from the date of the applicable Issuance Notice to consummate an issuance, sale or distribution of any New Securities which the Qualified Shareholders have not elected to purchase pursuant to Section 4.6(b) to other Persons at a price and on terms and conditions not less favorable to the Company or such Subsidiary than those contained in the Issuance Notice, on the condition that any Person purchasing New Securities pursuant to such offer must comply with Sections 4.2 and 4.6. In the event that the sale of New Securities is not fully consummated within such sixty (60)-day period, then the Company or its Subsidiary, as applicable, shall be obligated once again to offer the purchase rights set forth in this Section 4.6 before it may subsequently sell such New Securities (provided that such sixty (60)-day period shall automatically toll, but not for longer than one-hundred and eighty (180) days, to the extent regulatory approval would be required for such Person to acquire such New Securities).

(d) Exempt Securities. Notwithstanding the foregoing provisions of this Section 4.6, Qualified Shareholders shall not have the right to participate in the issuance of any New Securities which are otherwise authorized to be issued in accordance with this Agreement (i) if such New Securities were issued as consideration in any merger, consolidation or combination with or acquisition of securities or assets of another Person in exchange for New Securities, (ii) if made upon conversion or exercise of any rights, convertible securities, options or warrants to purchase Company Shares or other capital stock of the Company, (iii) if made by any Subsidiary of the Company to the Company or any of its direct or indirect wholly owned Subsidiaries, (iv) if made as securities which are the subject of a registration statement being filed under the Securities Act pursuant to an IPO, or (v) if made to Directors, officers, employees or consultants as compensation pursuant to any Equity Incentive Plans approved in accordance with Section 2.2 (the New Securities described in the foregoing clauses (i) through (v), “Exempt Securities”).

(e) Accelerated Buyer Transactions. Nothing in this Section 4.6 shall prevent the Company or its Subsidiaries from issuing or selling to any Person (the “Accelerated Buyer”) any New Securities without first complying with the provisions of this Section 4.6; provided, that in connection with such issuance or sale (i) the Company or its Subsidiary, as applicable, gives reasonably prompt notice to the Qualified Shareholders of such issuance (after such issuance has occurred), which notice shall describe in reasonable detail the New Securities purchased by the Accelerated Buyer and the purchase price thereof and (ii) the Accelerated Buyer and the Company or its Subsidiary, as applicable, enable the Qualified Shareholders to effectively exercise their respective rights under this Section 4.6 with respect to their purchase of their pro rata share of the New Securities issued to the Accelerated Buyer within 15 Business Days after receipt of the notice by the Qualified Shareholder of such issuance to the Accelerated Buyer on the terms specified in this Section 4.6. The Preemptive Offer Record Date for such issuance shall be the date such New Securities are issued to the Accelerated Buyer.

(f) Board Review. Notwithstanding the foregoing, and without limiting any other right or remedy that may be available to the Company, the Board may deny any right contemplated by this Section 4.6 to any Person that is a transferee or purported transferee of any securities of the Company in violation of Section 4.2.

Section 4.7 Other Transfers. Any Transfer or purported Transfer by a Shareholder in violation of the provisions of this Article IV shall constitute a material breach of this Agreement.

Section 4.8 Registration Rights. The Shareholders shall have the registration rights set forth in that certain Registration Rights Agreement, dated as of February 10, 2016, by and among the Company and the counterparties specified therein (the “Registration Rights Agreement”).

ARTICLE V

MISCELLANEOUS

Section 5.1 Complete Agreement. This Agreement and the other agreements expressly referenced in this Agreement constitute the complete and exclusive statement of agreement among the Shareholders with respect to the subject matter hereof. This Agreement supersedes all prior written and oral statements by and among the Shareholders or any of them, and except as otherwise specifically contemplated by this Agreement, no representation, statement, or condition or warranty not contained in this Agreement will be binding on the Shareholders or the Company or have any force or effect whatsoever.

Section 5.2 Voting and Other Actions. The Company by its execution hereof acknowledges that it has actual notice of the terms of this Agreement, consents hereto and hereby covenants with each of the Shareholders that it will at all times during the term of this Agreement be governed by the terms and provisions hereof in carrying out its business and affairs and, accordingly, shall give or cause to be given such notices, execute or cause to be executed such documents and do or cause to be done all such acts, matters and things as may from time to time be necessary or required to carry out the terms and intent hereof.

Section 5.3 No Assignment. No party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 5.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Shareholders and their respective heirs, successors and permitted assigns. Directors are express third party beneficiaries of the provisions of Sections 2.5, in all cases upon the terms and conditions set forth herein.

Section 5.5 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws applicable to the Company effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

Section 5.6 No Partition. The parties acknowledge that the assets and properties of the Company are not and will not be suitable for partition. Thus, each Shareholder (on behalf of such Shareholder and their successors and assigns) hereby irrevocably waives any and all rights that such Shareholder may have to maintain any action for partition of such assets and properties, if any.

Section 5.7 Additional Documents and Acts. Each party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

Section 5.8 No Employment Rights. Nothing in this Agreement shall confer upon any Person any right to be employed or to continue employment by the Company or any of its Affiliates, or interfere in any manner with any right of the Company or any of its Affiliates to terminate such employment at any time.

Section 5.9 Amendments; Termination of Equity Rights.

(a) All amendments to this Agreement will be in writing and approved by Shareholders holding at least a majority of the then Outstanding Shares held by the Shareholders and by any other Shareholders whose approval is required pursuant to Section 5.9(b).

(b) Any amendment or other modification that would adversely affect any Shareholder’s rights set forth in Article IV shall require the written consent of each such Shareholder adversely affected. Any amendment or other modification that would have a disproportionate material adverse effect on any Shareholder compared to the other Shareholders shall require the written consent of such Shareholder.

Section 5.10 No Waiver. No delay, failure or waiver by any party to exercise any right or remedy under this Agreement, and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

Section 5.11 Notices. Except as otherwise provided elsewhere in this Agreement regarding notices by electronic mail or other electronic means to Shareholders and the Board and regarding proxies, all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered (a) by personal delivery, (b) by a nationally recognized overnight courier service, (c) by telefacsimile or electronic mail, using equipment that provides written confirmation of delivery, or (d) by deposit in the U.S. Mail, postage prepaid, registered or certified mail, return receipt requested, to the Company at its principal executive office and to any Shareholder at the address then shown as the current address of such Shareholder specified on the Shareholder Registry. Any such notice shall be deemed to have been given on the date so delivered, if delivered personally, by overnight courier service or by electronic mail; or if by telefacsimile, on the first (1st) day following the transmission of such facsimile; or if mailed, four (4) calendar days after mailing. Any party may, at any time by giving five (5) calendar days’ prior written notice to the Company, specify a different address (physical or electronic) or telefacsimile number for notice purposes by sending notice thereof in the foregoing manner.

Section 5.12 Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or nonperformance of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this agreement, any provision hereof or any of the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan of New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.13 No Third Party Beneficiary. Except as expressly provided in Section 5.4, this Agreement is made solely and specifically among and for the benefit of the parties hereto (including each Shareholder), and their respective successors and permitted assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 5.14 Confidentiality.

(a) The identity of any Person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, any information disclosed to or received by any Shareholder pursuant to Section 3.1 or Annex II and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or its Subsidiaries or the relative or absolute rights or interests of any of the Shareholders (collectively, the “Confidential Information”) that has not been publicly disclosed pursuant to authorization by the Board is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the

Shareholders. Accordingly, each Shareholder represents that it has not and agrees that it will not and will direct its shareholders, partners, Shareholders, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Board; provided, however, that any Shareholder (or its Affiliates) may disclose such Confidential Information: (i) to the extent required by law (it being specifically understood and agreed that anything required to be set forth in a registration statement or any other document required to be filed pursuant to law will be deemed required by law, so long as the requirement to file such registration statement does not arise primarily in connection with a Transfer of securities of the Company), regulation or the listing standards of any national securities exchange, (ii) to the extent that the Confidential Information is publicly known or subsequently becomes publicly known other than through a breach of this Section 5.14(a) by such Shareholder, (iii) to the extent that the Confidential Information is already in possession of, or is subsequently received by, a Shareholder from a third party not known by the Shareholder after due inquiry to be subject to an obligation of confidentiality owed to the Company, or (iv) to a prospective Transferee that (x) is not a Competitor or Affiliated with any Competitor (unless the Board determines that Confidential Information may be shared with such Person despite such Affiliation) and (y) has entered into reasonable confidentiality arrangements enforceable by the Company as described in Section 3.1(a), subject to the terms and conditions of such arrangements.

(b) Subject to the provisions of Section 5.14(a) each Shareholder agrees not to disclose any Confidential Information to any Person (other than a Person agreeing in a manner enforceable by the Company to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including responses to discovery requests) containing any Confidential Information. Each Shareholder hereby consents in advance to any motion for any protective order brought by the Company or any other Shareholder represented as being intended by the movant to implement the purposes of this Section 5.14; provided that, if a Shareholder receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Shareholder, then such Shareholder may disclose the Confidential Information to the extent required if the Shareholder as promptly as practicable (i) notifies the Company of the existence, terms and circumstances of the order, (ii) consults in good faith with the Company on the advisability of taking legally available steps to resist or to narrow the order and cooperates with the reasonable requests of the Company, at the Company’s sole cost and expense, in connection with the foregoing, and (iii) if disclosure of the Confidential Information is required, exercises its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the Company designates. The cost (including attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by the Company will be borne by the Company.

(c) The covenants contained in this Section 5.14 will survive the Transfer of the Company Shares of any Shareholder and the termination of this Agreement.

Section 5.15 Cumulative Remedies; Specific Performance.

(a) The rights and remedies of any party hereto as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity.

(b) The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies at law or in equity existing in its favor, any party hereto shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

Section 5.16 Exhibits and Schedules.

All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

Section 5.17 Interpretation.

The titles and section headings set forth in this Agreement are for convenience only and shall not be considered as part of the agreement of the parties hereto. When the context requires, the plural shall include the singular and the singular shall include the plural, and any gender shall include all other genders or neuter. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” No provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof. Any reference to statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned. Numbered or lettered articles, sections, and subsections herein contained refer to articles, sections, and subsections of this Agreement unless otherwise expressly stated.

Section 5.18 Termination.

This Agreement will be automatically effective as of the Effective Date and will continue in effect thereafter until the earlier to occur of (a) its termination by the Shareholders holding at least eighty percent (80%) of the then Outstanding Shares held by the Shareholders, (b) the dissolution, liquidation or winding up of the Company and (c) a Listing. This Article V shall survive any termination of this Agreement.

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Effective Date.

COMPANY:
OFFSHORE GROUP INVESTMENT LIMITED

By:
Name:
Title:

SCHEDULE A

COMPETITORS

•	Atwood Oceanics

•	Awilco Drilling

•	China Oilfield Services Ltd (COSL)

•	Diamond Offshore

•	Ensco

•	Fred Olsen Energy

•	Maersk Drilling

•	Nabors Industries

•	Noble

•	Oceaneering International

•	Ocean Rig

•	Odfjell Drilling

•	Pacific Drilling

•	Paragon

•	Rowan

•	Saipem

•	Seadrill

•	Shandong Offshore Company Limited

•	Shelf

•	Songa Offshore

•	Stena Drilling

•	Transocean

Schedule A

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms will have the following meanings, and all section references shall be to sections in this Agreement unless otherwise provided:

“Accelerated Buyer” has the meaning set forth in Section 4.6(e).

“Affiliate(s)” means any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one (1) or more intermediaries, controlling, controlled by, or under common control with a Person. The term “control,” as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, ten percent (10%) or more of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity. With respect to any Person who is a general partner of a Person, such general partner is an Affiliate of such Person. With respect to a limited partnership, “Affiliate” shall also mean any limited partner of such limited partnership holding ten percent (10%) or more of the capital or interests in profits of such limited partnership. With respect to a trust, any Affiliate shall include any Person which is a trustee or lifetime beneficiary of such trust.

“Affiliate Transfer” means, (i) with respect to a Shareholder that is not a natural person, a Transfer of Company Shares from a Shareholder to its members (if the Shareholder is a limited liability company), to its partners (if the Shareholder is a general or limited partnership), to its shareholders (if the Shareholder is a corporation) or by way of a distribution or to its beneficiaries (if the Shareholder is a trust) or a Transfer of Company Shares to a Person that is wholly owned by the transferring Shareholder or (ii) with respect to a Shareholder that is a natural person, Transfers to such Shareholder’s legatees or heirs, following the death of such Shareholder, and Transfers to a family member or to a trust primarily for such Shareholder’s benefit or the benefit of its family members.

“Affiliate Transaction” has the meaning set forth in Section 2.2(b).

“Agreement” has the meaning set forth in the preamble.

“Board” has the meaning set forth in Section 2.1(b)(i).

“Business Day” means any day other than a Saturday, Sunday or date on which commercial banks in the State of New York are authorized by law to close for business.

“Charter Documents” means, with respect to the Company, the Second Amended and Restated Memorandum and Articles of Association of the Company, as the same may be amended, supplemented, modified or restated from time to time, including pursuant to Section 1.2, and with respect to any other Person, the articles, bylaws, certificate of incorporation,

Exhibit A-1

certificate of formation, operating agreement, partnership agreement or any other similar incorporating or formation documents of such Person, as the same may be amended, supplemented, modified or restated from time to time.

“Chosen Courts” has the meaning set forth in Section 6.12.

“Company” has the meaning set forth in the preamble.

“Company Shares” has the meaning set forth in the recitals.

“Competitor” means any of the Persons set forth on Schedule A attached hereto and any of their controlled Affiliates, which schedule may be modified by the Board from time to time.

“Confidential Information” has the meaning set forth in Section 5.14(a).

“Derivative Securities” means direct or indirect options, rights, warrants or securities convertible into or exercisable or exchangeable for, any Company Shares or any other shares in the capital of the Company.

“Director” means any member of the Board (other than any Person (if any) effecting observer rights on the Board).

“Drag-Along Notice” has the meaning set forth in Section 4.4(a).

“Drag-Along Sale” has the meaning set forth in Section 4.4(a).

“Drag-Along Notice” has the meaning set forth in Section 4.4(a).

“Effective Date” has the meaning set forth in the preamble.

“Equity Incentive Plan” means any equity incentive plan for officers, employees or Directors of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exempt Securities” has the meaning set forth in Section 4.6(d).

“GAAP” means the generally accepted accounting principles as in effect from time to time in the U.S.

“IPO” means the first public offering of the Company pursuant to an effective Registration Statement under the Securities Act (other than on Forms S-4, S-8 or successors to such forms), covering the offer and sale of capital stock of the Company.

“Issuance Notice” has the meaning set forth in Section 4.6(b).

Exhibit A-2

“Listing” means the listing of the Company Shares on the NASDAQ National Market, the NASDAQ Global Market, the New York Stock Exchange or another U.S. national securities exchange registered with the SEC.

“Majority” means greater than fifty percent (50%) (subject, in the case of voting, to any applicable adjustments or limitations on voting as set forth in the Charter Documents).

“Majority of Disinterested Directors” has the meaning set forth in Section 2.2(b).

“Majority of the Board” means the affirmative vote or written consent of a Majority of the members of the Board.

“Management Incentive Plan” means the Offshore Group Investment Limited 2016 Management Incentive Plan, effective February 10, 2016, as the same may be amended or modified from time to time.

“MD&A” has the meaning set forth in Section 3.1(a)(i).

“Necessary Action” means, with respect to a specified result, all actions that are permitted by law and necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Company Shares, (ii) causing the adoption of Shareholders’ resolutions and amendments to the applicable Charter Documents, (iii) causing members of the Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“New Securities” means Company Shares and other capital stock and rights, convertible securities, options or warrants to purchase Company Shares or other capital stock issued by the Company subsequent to the Effective Date, whether or not authorized as of the Effective Date.

“Outstanding Company Shares” means, as of any given time, the then issued and outstanding Company Shares, excluding (unless calculated on a fully diluted basis) any Derivative Securities and any unvested or restricted Company Shares issued pursuant to an Equity Incentive Plan.

“Permitted Transfer” has the meaning set forth in Section 4.1.

“Person” means an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association, or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

“Preemptive Offer Record Date” has the meaning set forth in Section 4.6(b).

“Petrobras Pool” has the meaning set forth in the Management Incentive Plan.

Exhibit A-3

“Prohibited Person” means (i) any Person appearing on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control in the United States Department of the Treasury; (ii) any other Person with whom a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; (iii) any other Person whom the Board (acting reasonably and in good faith) considers would create a material reputational risk for the Company; or (iv) any other Person that is a Competitor.

“Purchaser” has the meaning set forth in Section 4.6(b).

“Qualified Shareholder” has the meaning set forth in Section 4.6(a).

“Registration Rights Agreement” has the meaning in Section 4.9.

“Registration Statement” means any registration statement of the Company under the Securities Act which permits the public offering of any of the Registrable Securities (as defined in the Registration Rights Agreement), including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Reorganization Plan” has the meaning set forth in recitals.

“Response Notice” has the meaning set forth in Section 4.6(b).

“Rule 144” has the meaning set forth in Section 1.2(b).

“SEC” means the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“Secure Site” has the meaning set forth in Section 3.1(a).

“Securities Act” has the meaning set forth in Section 4.2(a)(i).

“Stapled Security” means a unit of the Company comprised of the Convertible PIK Notes (as defined in the Registration Rights Agreement) and Company Shares, which unit shall be deemed stapled and shall only be permitted to be Transferred in strip.

“Shareholder” means each Person (other than the Company) who shall be a party to or bound by this Agreement, whether pursuant to the terms of the Reorganization Plan or otherwise, so long as such Person shall “beneficially own” (as such term is defined in Rule 13d-3 of the Exchange Act) any Company Shares.

“Shareholder Majority Vote” means the affirmative vote or written consent of the holders of a Majority of the Outstanding Company Shares that are not held by Vantage Drilling Company (subject to any adjustments or limitations on voting as set forth in the Company’s Charter Documents) by Ordinary Resolution (as defined in the Company’s Charter Documents).

Exhibit A-4

“Shareholder Registry” means a register of the Company indicating: (i) with respect to each issuance of Company Shares or other capital stock of the Company, the date of such issuance, the number of shares issued and the Shareholder to whom such shares were issued and (ii) with respect to each Permitted Transfer of Company Shares or other capital stock of the Company, the date of such Transfer, the number of shares Transferred and the identity of each of the Transferor and the Transferee(s) thereof.

“Subsidiary” means any Person the majority of the equity of which, directly, or indirectly through one or more other Persons, (a) the Company has the right to acquire or (b) is owned or controlled by the Company. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of equity, by contract or otherwise). For the avoidance of doubt, the term “Subsidiary” shall include any Person that is included in the Company’s consolidated group for purposes of preparing the Company’s consolidated financial statements in accordance with GAAP.

“Substitute Shareholder” means a Person who acquired Company Shares and who has been admitted as a Shareholder pursuant to Article IV of this Agreement.

“Tag-Along Notice” has the meaning set forth in Section 4.3(b).

“Tag-Along Offered Shares” has the meaning set forth in Section 4.3(a).

“Tag-Along Purchaser” has the meaning set forth in Section 4.3(a).

“Tag-Along Record Date” has the meaning set forth in Section 4.3(b).

“Tag-Along Rightholder” has the meaning set forth in Section 4.3(a).

“Tag-Along Rightholder’s Offer” has the meaning set forth in Section 4.3(b).

“Tag-Along Sale” has the meaning set forth in Section 4.3(a).

“Tag-Along Seller” has the meaning set forth in Section 4.3(a).

“Transfer” means the sale, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, assignment, loan, offer, transfer, exchange or other disposition of any shares of Company Shares, whether or not for value, and whether voluntarily, by operation of law or otherwise, and includes foreclosure.

“Transferee” has the meaning set forth in Section 4.2(b).

“United States” means any federal department, division, agency, bureau, office, branch, court, commission, or other governmental instrumentality of the U.S. or any authority acting on its behalf.

“U.S.” means the United States of America.

Exhibit A-5

ANNEX I

CHARTER AMENDMENT

Annex I

ANNEX II

FORM OF

CONFIDENTIALITY AGREEMENT

Offshore Group Investment Limited

[INSERT DATE]

[INSERT NAME OF POTENTIAL TRANSFEREE]

[INSERT ADDRESS OF POTENTIAL TRANSFEREE]

Ladies and Gentlemen:

In connection with the consideration by [INSERT NAME OF POTENTIAL TRANSFEREE] (“you” or “your”) of a potential investment in the Company Shares of Offshore Group Investment Limited, an exempted company incorporated with limited liability in the Cayman Islands (the “Company” and together with you, collectively, the “Parties” and each individually, a “Party”), or other securities of the Company (the “Transaction”), certain affiliates or Shareholders of the Company, the Company or their respective representatives have furnished or may furnish you and your Representatives (as hereinafter defined) with non-public information regarding the Company, including, without limitation, information concerning the Company’s financial and operational performance, properties, prospects, activities and plans. You recognize and acknowledge that such information furnished or to be furnished to you and/or your Representatives (whether oral or written) is proprietary to the Company and may include trade secrets or other highly confidential non-public business information the disclosure of which could harm the Company. In consideration for, and as a condition of, such non-public information being furnished to you (and your agents, representatives, attorneys, advisors, directors, officers, employees and affiliates, collectively, your “Representatives”), you agree to treat any and all information concerning the Company or any of its subsidiaries that has been or is to be furnished to you or your Representatives (regardless of the manner in which it is furnished, including, without limitation, in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company or any of its affiliates or Shareholders, together with any documents you create that contain or are based upon any such information, in whole or in part (collectively, “Company Information”), in accordance with the provisions of this letter agreement (this “Agreement”).

The term “Company Information” does not include information that you can demonstrate: (i) is obtained by you or your Representatives from a third party, who, after reasonable inquiry, is not known by you to be bound by any duty of confidentiality to or confidential agreement with the Company or any other Person (as defined below) with respect to Company Information or is otherwise prohibited from transmitting the information to you by a contractual, legal, fiduciary or other obligation to the Company or any other Person; (ii) is or becomes part of the public domain (other than through a breach of this Agreement by you or any

Annex II

of your Representatives); (iii) is independently ascertained or developed by or for you or your Representatives or any third party without use of or reference to Company Information; or (iv) is approved for public release by written authorization of the Company. For purposes of this Agreement, the term “Person” shall be broadly interpreted to include, without limitation, any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

1. You hereby agree that you and your Representatives will, except to the extent required by applicable law or legal process, (a) keep the Company Information strictly confidential, (b) not disclose any of the Company Information in any manner whatsoever without the prior written consent of the Company and (c) not use the Company Information for any purpose other than considering and negotiating the Transaction; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of advising you and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will (x) be responsible for any violation of this Agreement by any of your Representatives as if they were parties hereto and (y) provide the Company with the names of any your Representatives who receives Company Information. You agree to promptly notify the Company in writing of any unauthorized use or disclosure of the Company Information and such notice shall include a detailed description of the circumstances of the disclosure and the Persons involved.

2. In the event that you or any of your Representatives are required by applicable law or legal process to disclose any of the Company Information, you will promptly notify (except where such notice would be legally prohibited) the Company in writing so that the Company may seek a protective order or other appropriate remedy and (except to the extent legally prohibited) will reasonably cooperate with the Company (at the Company’s expense) to limit the disclosure to the greatest extent possible consistent with such applicable law or legal process, including, without limitation, in appropriate circumstances, seeking reliable assurances that confidential or “attorneys eyes only” treatment shall be accorded the Company Information. Any such Company Information that is (x) not required to be disclosed or (y) accorded confidential treatment shall continue to be Company Information to which this Agreement shall continue to apply. You acknowledge and agree that, for purposes of this Agreement, there shall be no “applicable law” requiring you to disclose any Company Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative transactions with respect to, any securities of the Company or otherwise proposing or making an offer to do any of the foregoing.

3. All Company Information shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of disclosure to you or any of your Representatives, or your or any of your Representative’s use, of any Company Information acquire any rights with respect thereto, all of which rights (including, without limitation, all intellectual property rights) shall remain exclusively with the Company.

4. If you determine that you do not wish to proceed with a Transaction, you will promptly advise the Company of that decision. As soon as possible upon the Company’s written request, you and your Representatives shall destroy (or at the Company’s option (in its sole

Annex II

discretion) return to the Company) all Company Information that has been disclosed to you or any of your Representatives, except for any such Company Information stored on electronic backup media to the extent that such information cannot be expunged without unreasonable effort. Upon returning or destroying such Company Information, you shall provide written notice to the Company certifying compliance with the foregoing sentence. Notwithstanding the provisions of this paragraph, you acknowledge and agree that this Agreement will continue to apply to any returned, held, retained or destroyed Company Information on the terms set forth herein.

5. [You hereby represent and warrant that you are an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended.]

6. You acknowledge and agree that all Company Information is furnished on an “AS IS” basis, without warranty of any kind. THE COMPANY AND ITS AFFILIATES EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, REGARDING THE COMPANY INFORMATION, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

7. You acknowledge that an award of money damages would be inadequate for any breach of this Agreement by you or any of your Representatives and would cause the Company irreparable harm. Therefore, you hereby agree that, in the event of any breach or threatened breach of this Agreement by you or any of your Representatives, the Company will be entitled to seek equitable relief, including, without limitation, injunctive relief and specific performance, as remedies for any such breach or threatened breach without the requirement of posting a bond or other security. Such remedies will not be the exclusive remedies for any breach of this Agreement, but will be in addition to all other remedies available at law or in equity to the Company.

8. This Agreement or any provision hereof may not be amended, modified or waived by course of dealing, usage in trade, conduct or any exchanges of communication, including, without limitation, e-mail or any other electronic or digital means, other than by amendment, in writing duly executed with the handwritten signatures of an authorized signatory of each of the Parties. The rights and remedies of the Parties are cumulative, and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

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9. This Agreement constitutes the complete agreement between the Parties concerning the subject matter hereof and supersedes and cancels any and all prior communications and agreements between the Parties with respect thereto. This Agreement relates only to the subject matter hereof and shall not be construed as an agreement to agree to enter into the Transaction or any transaction by either Party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. If any of the covenants or provisions of this Agreement are determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this Agreement.

10. Neither Party may assign any rights or delegate any duties under this Agreement without the prior written consent of the other Party, which consent shall be at the other Party’s sole discretion. Any such attempted assignment or delegation without the other Party’s prior written consent will be null and void ab initio. This Agreement will be binding upon the Parties and their respective authorized successors and assigns.

11. You acknowledge and agree that no contract or agreement providing for any Transaction shall be deemed to exist between you and the Company or any of its affiliates or Shareholders unless and until a final definitive agreement has been executed and delivered, and each Party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until a final definitive agreement has been executed and delivered with respect thereto. The Parties also agree that unless and until a final definitive agreement regarding a Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement, except for the matters specifically agreed to herein. You acknowledge and agree that the Company and its affiliates and Shareholders reserve the right, in their sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time.

12. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or nonperformance of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof. Each Party agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this agreement, any provision hereof or any of the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan of New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party . Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Annex II

13. EACH HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to the Company:

Offshore Group Investment Limited

777 Post Oak Boulevard, Suite 800

Houston, TX 77056

Attention: Chief Executive Officer

Facsimile: 281-404-4749

If to you:

[INSERT ADDRESS OF POTENTIAL TRANSFEREE]

Attention:
Facsimile:
Telephone:
Email:

15. This Agreement shall expire on the earlier of (i) the date of the last to occur of (x) a definitive agreement relating to the Transaction is entered into by you and either the Company or any of its affiliates or Shareholders and (y) you have become a party to the Shareholders Agreement, dated as of February 10, 2016, as amended from time to time, by and among the Company and the Shareholders of the Company and (ii) the twenty-four (24) month anniversary of the date hereof.

16. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute this Agreement when a duly authorized representative of each Party has signed a counterpart. The Parties may sign and deliver this Agreement by facsimile or electronic (that is, .PDF) transmission. Each Party agrees that the delivery of this Agreement by facsimile or electronic transmission will have the same force and effect as delivery of original signatures.

Annex II

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,
OFFSHORE GROUP INVESTMENT LIMITED

By:
Name:
Title:

Accepted and agreed as of the date first written above:

[INSERT NAME OF POTENTIAL TRANSFEREE]

By:
Name:
Title:

Annex II